Exhibit 99.1

Schnitzer Steel Industries, Inc. Appoints Leslie Shoemaker to its Board of Directors

PORTLAND, Ore.--(BUSINESS WIRE)--April 27, 2022--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) announced that its Board of Directors has appointed Leslie L. Shoemaker as a new independent director, effective immediately. Dr. Shoemaker will serve on the Nominating and Corporate Governance Committee of the Board.

Dr. Shoemaker is the President of Tetra Tech (NASDAQ: TTEK), a leading, global provider of consulting and engineering services in the areas of water, environment, infrastructure, resource management, energy, and international development. Dr. Shoemaker joined Tetra Tech in 1991 and has served in various technical and operational capacities of increasing responsibility, including Group President, Chief Strategy Officer, and Growth Initiatives Leader. She also serves as Tetra Tech’s Chief Sustainability Officer, designing and leading the Company’s sustainability program. Dr. Shoemaker holds a BA in Mathematics from Hamilton College, an MEng from Cornell University, and a PhD in Agricultural Engineering from the University of Maryland. Dr. Shoemaker was recently elected to the National Academy of Engineering.

“I am very pleased to welcome Leslie to Schnitzer’s Board of Directors,” said Tamara L. Lundgren, Chairman and Chief Executive Officer of Schnitzer. “Leslie is a highly accomplished business leader and brings to our Board decades of experience in water, environmental, sustainable infrastructure, and renewable energy projects. Her focus on sustainability will also add immediate value to our Board as we execute on our strategic initiatives to expand our business.”

This appointment brings Schnitzer’s board of directors to eight members. You can view information on Schnitzer’s board of directors on our investor relations website: https://www.schnitzersteel.com/company/about-schnitzer/management-board

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico, and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4.3 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Contacts

Company Contact:
Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com